EXHIBIT 99.1

N E W S	R E L E A S E

SUBJECT:	HAVERTYS
REPORTS FOURTH QUARTER AND 2008 RESULTS

ATLANTA, GEORGIA, FEBRUARY 18, 2009 ( HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported its results of operations for its year and quarter ended December 31, 2008.

As previously reported, Havertys’ sales for the fourth quarter 2008 decreased 21.3% to $161.9 million, compared with $205.8 million for the fourth quarter of 2007. On a comparable-store basis, sales for the quarter decreased 22.6%. The net loss for the fourth quarter of 2008 was $10.1 million, or $0.48 per diluted share. This loss includes a non-cash charge to tax expense of $8.7 million to establish a valuation allowance against the Company’s net deferred tax assets. Excluding this charge, which impacts comparability, the Company had a non-GAAP fourth quarter net loss of $1.4 million or $0.07 per diluted share. (Please see the GAAP to non-GAAP reconciliation later in this release.) Results for the fourth quarter of 2007 were earnings of $1.6 million or $0.07 per diluted share.

Sales for the twelve months of 2008 totaled $691.1 million, compared with $784.6 million in 2007, representing a decrease of 11.9%. On a comparable-store basis, sales decreased 14.3% for the twelve months. The net loss for fiscal 2008 was $12.9 million or $0.61 per diluted share. Excluding the charge to tax expense for the valuation allowance, the Company had a non-GAAP net loss of $4.2 million or $0.20 per diluted share. Earnings for the full-year of 2007 were $1.8 million or $0.08 per diluted share.

Clarence H. Smith, president and chief executive officer, said, “The difficult economic environment in 2008 and continuation of the slump in residential housing have together been bigger challenges to our top line sales than we could overcome with better merchandising, cost cutting and efficiency improvements. During the fourth quarter we made good progress in expense control and working capital management which resulted in a lower 2008 pre-tax loss and smaller outstanding debt levels than were expected when we announced our third quarter results in November.

Gross margins for the fourth quarter were up 137 basis points over the 2007 quarter and improved 200 basis points for the year. Reductions in markdowns and our cessation of in-house free financing for terms greater than one year were the primary contributors to the improvement in gross margins. We have maintained our pricing discipline and strengthened our product sourcing which also aided our gross margins results. We had taken extra steps to rid ourselves of problem inventory in 2007 and have since maintained better control over the creation of these categories.

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NEWS RELEASE – February 18, 2009

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 2

Fourth quarter total SG&A costs were $16.5 million or 16.1% lower than the same period last year. We reduced spending in each major category with more than half of the savings coming in selling, advertising and marketing expenditures. We were much more selective in our media mix choices for our advertising spend and targeted key retail selling time periods while refining and increasing our direct and web based efforts. Warehouse, delivery and administrative expenses were lowered largely by headcount reductions, less incentive payouts and reduced fuel costs. Occupancy expenses are mostly fixed but the total dollars were still reduced slightly in spite of higher rents associated with two new and two relocated stores.

For the full year total SG&A costs were reduced by $27.0 million or 6.9% compared to 2007. The only area of spending that increased was a 1.1% rise in occupancy costs. We took several steps to rationalize operations by reducing costs across our business as the difficult year progressed with the largest part of the positive impact realized later in the year. Fuel prices and various supplies and materials costs that spiked in the middle of the year subsided in the last few months of 2008. As we encounter continued tough selling conditions in 2009, we believe we have considerably reduced our break-even sales level.

We were able to pay off $21.2 million of debt during 2008 and ended the year with no borrowings on our $60 million revolving credit facility. The primary source of cash was the $38.7 million reduction of our in-house customer accounts receivable as we outsourced more of our sales on credit to a third party finance provider. Depreciation and amortization expense of $21.6 million was over twice the level of capital expenditures for the year which also contributed to positive cash flow. Our solid balance sheet and healthy liquidity puts the Company on solid footing, which is critical during a difficult economic cycle.

We suspended the payments of our dividend in the fourth quarter of 2008 to conserve about $6 million of cash per year. Our pension plan was overfunded at the end of 2007. The market value of our pension plan assets was hurt by the equity markets’ extremely poor performance causing a negative 17.9% overall return for the year. This decline, together with regular payments to plan participants, resulted in our plan being underfunded and the recording of an $11.7 million long-term liability on our balance sheet at December 31, 2008. No funding contributions were required for our pension plan in 2008 nor will contributions be required in 2009.

Our plans for 2009 include carefully monitoring our gross profit margins and maintaining tight controls over inventory. We expect further reductions in our accounts receivables and limiting capital spending to result in minimum usage of our credit lines.

“Our total written business in the first quarter to date is down approximately 13% versus the same period last year. We are operating in the midst of a very tough economic climate for any retailer and exceptionally difficult for those in the home furnishings sector. It has been over 65 years, during World War II, since Havertys has recorded an annual loss. These are very difficult times requiring hard choices concerning cost-cutting and cash conservation which we acknowledge affect our associates and our shareholders. While we are disappointed with the year’s results, we believe we are being careful stewards of the Company’s resources, including its brand, and are well positioned to weather this challenging economy,” Smith concluded.

NEWS RELEASE – February 18, 2009

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 3

Valuation Allowance and GAAP to Non-GAAP Reconciliation

The Company’s income tax expense for the quarter included a non-cash charge for a valuation allowance related to its deferred tax assets, in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Although this valuation allowance reduces the amount of the net deferred tax assets on the balance sheet, the Company will be able to utilize these assets to reduce tax expense in future profitable periods. We have excluded the effect of this valuation allowance from our calculation of the following: non-GAAP net income (loss), and non-GAAP net income (loss) per share. The establishment of this valuation allowance does not result in ongoing cash expenditures, and, in our view, does not otherwise have a material impact on our ongoing business operations. Accordingly, we believe that providing non-GAAP financial measures that exclude this valuation expense allows investors and analysts to make meaningful comparisons of our ongoing core business operating results.

	Quarter Ended December 31, 2008				Quarter Ended December 31, 2007
	GAAP		Non-GAAP		GAAP
(Loss) income before income taxes	$(2,174)	$(0.10)	$(2,174)	$(0.10)	$2,202	$0.10

Income taxes:
Current and deferred tax expense (benefit)	(770)	0.03	(770)	0.03	566	0.03
Valuation allowance	8,657	(0.41)
Total taxes	7,887	(0.38)	(770)	0.03	566	0.03

Net (loss) income	$(10,061)	$(0.48)	$(1,404)	$(0.07)	$1,636	$0.07

	Year Ended December 31, 2008				Year Ended December 31, 2007
	GAAP		Non-GAAP		GAAP
(Loss) income before income taxes	$(6,532)	$(0.31)	$(6,532)	$(0.31)	$1,944	$0.10

Income taxes:
Current and deferred tax expense (benefit)	(2,336)	0.11	(2,336)	0.11	186	0.01
Valuation allowance	8,657	(0.41)
Total taxes	6,321	(0.30)	(2,336)	0.11	186	0.01

Net (loss) income	$(12,853)	$(0.61)	$(4,196)	$(0.20)	$1,758	$0.08

NEWS RELEASE – February 18, 2009

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 4

Havertys is a full-service home furnishings retailer with 122 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

The company will sponsor a conference call Thursday, February 19, 2009 at 10:00 a.m. Eastern Time to review the fourth quarter and year-end results. Listen-only access to the call is available via the web at www.havertys.com (About Us) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

NEWS RELEASE – February 18, 2009

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Condensed Consolidated Statements of Operations (Amounts in thousands except per share data) (Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net sales	$161,836	$205,770	$691,079	$784,613
Cost of goods sold	77,911	101,882	333,990	394,863
Gross profit	83,925	103,888	357,089	389,750

Credit service charges	443	597	1,974	2,450
Gross profit and other revenue	84,368	104,485	359,063	392,200

Expenses:
Selling, general and administrative	85,942	102,467	364,080	391,105
Interest, net	41	(584)	390	(1,307)
Provision for doubtful accounts	610	543	1,654	1,328
Other (income) expense, net	(51)	(143)	(529)	(870)
Total expenses	86,542	102,283	365,595	390,256

(Loss) income before income taxes	(2,174)	2,202	(6,532)	1,944

Income taxes	7,887	566	6,321	186

Net (loss) income	$(10,061)	$1,636	(12,853)	$1,758

Basic net (loss) income per share:
Common Stock	($0.48)	$0.08	($0.61)	$0.08
Class A Common Stock	($0.45)	$0.07	($0.58)	$0.07
Diluted net (loss) income per share:
Common Stock	($0.48)	$0.07	($0.61)	$0.08
Class A Common Stock	($0.45)	$0.07	($0.58)	$0.07

Basic weighted average shares outstanding:
Common Stock	17,257	17,702	17,186	18,300
Class A Common Stock	4,063	4,138	4,096	4,165
Diluted weighted average shares outstanding:
Common Stock	17,257	21,956	17,186	22,589
Class A Common Stock	4,063	4,138	4,096	4,165

Cash dividends per common share:
Common Stock	$0.0000	$0.0675	$0.2025	$0.2700
Class A Common Stock	$0.0000	$0.0625	$0.1875	$0.2500
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NEWS RELEASE – February 18, 2009

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 6

Condensed Consolidated Balance Sheets (Amounts in thousands) (Unaudited)

	Year Ended December 31,
	2008	2007

Assets
Cash and cash equivalents	$3,697	$167
Accounts receivable, net of allowance	24,301	58,748
Inventories, at LIFO cost	103,743	102,452
Other current assets	17,166	17,569
Total Current Assets	148,907	178,936

Accounts receivable, long-term	2,082	8,003
Property and equipment, net	197,423	209,912
Other assets	14,295	25,086

	$362,707	$421,937

Liabilities and Stockholders’ Equity
Notes payable to banks	$—	$—
Accounts payable and accrued liabilities	58,377	67,344
Customer deposits	12,779	17,183
Current portion of long-term debt and lease obligations	311	8,353
Total Current Liabilities	71,467	92,880

Long-term debt and lease obligations, less current portion	7,183	20,331

Other liabilities	39,573	29,881
Stockholders’ equity	244,484	278,845

	$362,707	$421,937

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NEWS RELEASE – February 18, 2009

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 7
Condensed Consolidated Statements of Cash Flows (Amounts in thousands) (Unaudited)
	Year Ended December 31,
	2008	2007
Operating Activities
Net (loss) income	$(12,853)	$1,758
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,603	22,416
Provision for doubtful accounts	1,654	1,328
Deferred income taxes	1,168	(6,063)
Gain on sale of property and equipment	(4)	(221)
Other	1,178	1,782
Changes in operating assets and liabilities
Accounts receivable	38,714	10,891
Inventories	(1,291)	22,312
Customer deposits	(4,404)	(2,491)
Other assets and liabilities	3,902	764
Accounts payable and accrued liabilities	(8,967)	(13,367)
Net cash provided by operating activities	40,700	39,109
Investing Activities
Capital expenditures	(9,544)	(13,830)
Proceeds from sale of land, property and equipment	273	3,523
Other investing activities	469	173
Net cash used in investing activities	(8,802)	(10,134)
Financing Activities
Proceeds from borrowings under revolving credit facilities	161,390	378,775
Payments of borrowings under revolving credit facilities	(161,390)	(391,375)
Net decrease in borrowings under revolving credit facilities	—	(12,600)
Payments on long-term debt and lease obligations	(21,190)	(10,367)
Treasury stock acquired	(1,806)	(12,385)
Proceeds from exercise of stock options	366	346
Dividends paid	(4,246)	(5,979)
Other financing activities	(1,492)	38
Net cash used in financing activities	(28,368)	(40,947)
Increase (decrease) in cash and cash equivalents	3,530	(11,972)
Cash and cash equivalents at beginning of the year	167	12,139
Cash and cash equivalents at end of year	$3,697	$167
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Contact for Information: Dennis L. Fink, EVP & CFO or Jenny Hill Parker, VP, Secretary & Treasurer 404-443-2900